EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
     We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of BancorpSouth, Inc. of our reports dated February 28, 2011, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of BancorpSouth, Inc.
Our report dated February 28, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that BancorpSouth, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness related to the determination of the allowance for credit losses on the achievement of the objectives of the control criteria.
/s/ KPMG LLP
Memphis, Tennessee
August 18, 2011